NewsRelease

TC PipeLines, LP announces 2020 first quarter financial results
Generating solid results and distributions while delivering essential services

HOUSTON, Texas – May 6, 2020 – TC PipeLines, LP (NYSE: TCP) (the Partnership) today reported net income attributable to controlling interests of $88 million and distributable cash flow of $88 million for the three months ended March 31, 2020.
“We are living in a world of unprecedented events with the COVID-19 pandemic front and center coupled with significant recent challenges in the energy space,” said Nathan Brown, president of TC PipeLines, GP, Inc.  “The events of the last two months have underscored the importance of resilience and stability and we believe the credit strength of our customer group, fundamental market strength of our assets’ locations, and the substantial utility demand-pull nature of our long-term, take-or-pay contracted capacity set the Partnership apart and will help us to maintain the momentum we have built across our geographic footprint. Our businesses provide critical energy delivery 24/7 to ensure the most important functions of our country can run uninterrupted, even in the most challenging times. We implemented business continuity plans across our operations and continue to deliver our services with employee health and safety as paramount values. That is never more important as we, through TC Energy Corporation, operate our assets with a coordinated approach to maintain our critical operations, maintenance and growth projects.
“Our assets performed well in the first quarter of 2020 and generated solid operational results,” continued Brown. “We experienced uninterrupted demand for our services, although this year’s moderate winter impeded our ability to sell short-term services compared to the same period last year.
“In these unprecedented times, TC PipeLines is focused on maintaining the current distribution level and self-funding operating and growth activities. Accordingly, we see substantial value for our investors moving forward in the near term with an enviable suite of opportunities for growth in the long term,” concluded Brown.
First quarter highlights (unaudited)

•	Generated net income attributable to controlling interests of $88 million;

•	Paid cash distributions of $55 million, including $8 million paid to Class B units;

•	Declared cash distribution of $0.65 per common unit for the first quarter of 2020;

•	Generated Adjusted EBITDA of $138 million and distributable cash flow of $88 million;

•	No outstanding balance on our Senior Credit Facility;

•	Received FERC approval to begin construction of Phase III of PNGTS’ Portland XPress project in early March;

•	Continued permitting, engineering and construction activities on our PNGTS, GTN XPress and Tuscarora XPress projects; and

•	Continued to progress North Baja XPress and Iroquois’ ExC project.

The Partnership’s financial highlights for the first quarter of 2020 compared to the same period in 2019 were:

	Three months ended
(unaudited)	March 31,
(millions of dollars, except per common unit amounts)	2020	2019
Net income	94	100
Net income attributable to controlling interests	88	93
Net income per common unit – basic and diluted (a)	$1.21	$1.28

Earnings before interest, taxes, depreciation and amortization (EBITDA) (b)	134	142
Adjusted EBITDA(b)	138	152

Cash distributions paid	(47)	(47)
Class B distributions paid (c)	(8)	(13)
Distributable cash flow (b)	88	116

Cash distribution declared per common unit	$0.65	$0.65

Weighted average common units outstanding – basic and diluted (millions)	71.3	71.3

Common units outstanding, end of period (millions)	71.3	71.3

(a)
Net income per common unit is computed by dividing net income attributable to controlling interests, after deduction of net income attributable to TC PipeLines GP, Inc. (the General Partner), by the weighted average number of common units outstanding. Refer to the “Financial Summary-Consolidated Statements of Operations” section of this release.

(b)
EBITDA, Adjusted EBITDA and Distributable Cashflow are non-GAAP financial measures. Refer to the description of these non-GAAP financial measures in the section of this release entitled “Non-GAAP Measures” and the Supplemental Schedule for further detail, including a reconciliation to the comparable GAAP measures.

(c)	Reflects distributions allocable to Class B units in the years ended December 31, 2019 and 2018 and paid in the three months ended March 31, 2020 and 2019, respectively.

Recent business developments:
Current outlook including the uncertainty surrounding COVID-19 pandemic and global crude oil market:
On March 11, 2020, the World Health Organization declared the novel coronavirus, or COVID-19, a global pandemic. Additionally, amid the COVID-19 crisis, the global oil market experienced a precipitous decline in the price for crude oil due to an oversupply of oil in the first quarter of 2020.
As primary operator of our pipelines, TC Energy Corporation’s (TC Energy) business continuity plans were put in place across the organization and TC Energy continues to effectively operate our assets, conduct commercial activities and execute on projects with a focus on health, safety and reliability. At the current time, our business is broadly considered an essential or critical business in the United States given the important role our infrastructure plays in delivering energy to North American markets. We anticipate that changes to work practices and other restrictions put in place by government and health authorities in response to the COVID-19 pandemic will have an impact on certain projects. We generally believe this will not be material to our operations, but the long-term impact of the COVID-19 pandemic and associated effects is uncertain at this time.
Our pipeline assets are largely backed by long-term, take-or-pay contracts resulting in revenues that are materially insulated from short-term volatility associated with volume throughput and commodity prices. More importantly, a significant portion of our long-term contract revenue is with investment-grade customers and we have not experienced any collection issues on our receivables to date. Aside from the impact of maintenance activities and normal seasonal factors, to date we have not seen any pronounced changes in the utilization of our assets. While it is too early to ascertain any long-term impact that the COVID-19 pandemic or the oil price decline may have on our capital growth program, we note that we could experience a delay in construction and other related activities.

Capital market conditions in 2020 have been significantly impacted by the COVID-19 pandemic and the oil price decline resulting in periods of heightened volatility and reduced liquidity. Despite this, our liquidity remains strong underpinned by stable cashflow from operations, cash on hand and full access to our $500 million senior revolving credit facility. Additionally, we expect to refinance GTN's $100 million Senior Notes due in June 2020 and Tuscarora's $23 million Unsecured Term Loan due in August 2020 together with additional funding to be used to finance a portion of GTN XPress and Tuscarora XPress. We continue to conservatively manage our financial position, self-fund our ongoing capital expenditures and maintain our debt at prudent levels, and we believe we are well positioned to fund our obligations through a prolonged period of disruption, should it occur. Based on current expectations, we believe our business will continue to deliver consistent financial performance going forward and support our current quarterly distribution level of $0.65 per common unit.
Organic growth projects:
PNGTS’ Portland XPress Project (PXP) - Phases I and II of this project are in service, and on March 5, 2020, FERC granted PNGTS’ request to begin construction of Phase III of the project. Construction activities are expected to ramp up during the second quarter and PXP is currently on track to be fully in service on November 1, 2020. Once fully in service, all three phases of PXP in aggregate are expected to generate approximately $50 million of annual revenue for PNGTS.
ANR's Alberta XPress project - On February 12, 2020, TC Energy approved the Alberta XPress project, an expansion project on its ANR Pipeline system with an estimated in-service date of 2022. This project utilizes existing capacity on our Great Lakes and TC Energy’s Canadian Mainline systems to connect growing natural gas supply from the WCSB to U.S. Gulf Coast LNG export markets. As a result, an ANR contract on the Great Lakes system totaling approximately 168,000 Dth/day of capacity will be converted to a new 20-year commitment at maximum rates for a total contract value of $182 million starting in 2022. This contract, which has a full quantity reduction option at any time before October 1, 2022, is dependent on ANR being able to secure the required regulatory approvals and other requirements of the project.
Cash distributions:
On April 21, 2020, the board of directors of our General Partner declared the Partnership’s first quarter 2020 cash distribution in the amount of $0.65 per common unit payable on May 12, 2020 to unitholders of record as of May 1, 2020. The declared distribution to our General Partner was $1 million for its two percent general partner interest.
Results of operations
The Partnership’s net income attributable to controlling interests decreased by $5 million in the three months ended March 31, 2020 compared to the same period in 2019, mainly due to the following:
Transmission revenues - The $12 million decrease in transmission revenues was largely the result of the following:

•
lower revenue on GTN due to (i) its scheduled 6.6 percent rate decrease effective January 1, 2020, (ii) lower discretionary services sold due to moderate weather conditions in early 2020 compared to colder weather experienced in early 2019, and (iii) additional sales in 2019 related to regional supply constraints from a force majeure event experienced by a neighboring pipeline that were not repeated in 2020;

•	lower revenue on Tuscarora due to its scheduled 10.8 percent rate decrease effective August 1, 2019;

•
lower revenue from discretionary services sold by PNGTS in 2020 compared to 2019 due to more moderate weather conditions in early 2020, partially offset by new revenues from Westbrook XPress which went into service on November 1, 2019;

•	lower volume of discretionary services sold by North Baja; and

•	lower revenue on Bison as a result of the expiration of one of its legacy contracts at the end of January 2019.

Operating expenses - The $ 2 million decrease in operation and maintenance expenses was primarily due to an overall net decrease in property taxes on Bison and PNGTS and an overall decrease in allocated employee costs.
Financial charges and other - The $3 million decrease was primarily attributable to the $68 million reduction in our overall debt balance when compared to our debt balance at March 31, 2019. The reduction was the result of (a) a $50 million prepayment on our 2013 $500 million term loan facility during the second quarter of 2019; (b) a $35 million repayment of GTN's outstanding balance under its unsecured term loan facility during the second quarter of 2019; and (c) a $1 million scheduled payment on Tuscarora's unsecured term loan facility during the third quarter of 2019; offset by (d) $18 million of additional borrowings under PNGTS' revolving credit facility.
Net income attributable to non-controlling interests - The $1 million decrease in the Partnership's net income attributable to non-controlling interests was due to the decrease in PNGTS' net income primarily as a result of its lower revenue, partially offset by lower property taxes.
Non-GAAP Financial Measures - Our EBITDA was lower for the three months ended March 31, 2020 compared to the same period in 2019. The $8 million decrease was primarily due to lower revenue from our consolidated subsidiaries as discussed above.
Our Adjusted EBITDA was lower for the three months ended March 31, 2020 compared to the same period in 2019. The $14 million decrease was primarily due to:

•	lower revenue from consolidated subsidiaries as discussed above; and

•	lower distribution from Iroquois as it satisfied its final surplus cash distribution of approximately $2.6 million in the fourth quarter of 2019.
Our distributable cash flow decreased by $28 million in the three months ended March 31, 2020 compared to the same period in 2019 due to the net effect of:

•	lower Adjusted EBITDA;

•	higher maintenance capital expenditures at GTN as a result of increased spending on major equipment overhauls at several compressor stations and certain system upgrades; and

•	lower interest expense due to lower average debt balance during the three months ended March 31, 2020 compared to the same period in 2019.
Cash flow analysis
Operating cash flows
In the three months ended March 31, 2020, the Partnership's net cash provided by operating activities decreased by $4 million compared to the same period in 2019 primarily due to the net effect of:

•	lower net cash flow from operations of our consolidated subsidiaries primarily due to the decrease in their revenue;

•
the timing of receipt of Iroquois' third quarter 2019 distributions from its operating activities, which we would ordinarily have received during the fourth quarter of 2019 but was not received until early in the first quarter of 2020; and

•	the impact from amount and timing of operating working capital changes.
Investing cash flows
During the three months ended March 31, 2020, the cash used in our investing activities was higher by $7 million compared to the same period in 2019 primarily due to the net effect of:

•
the timing of receipt of Iroquois' third quarter 2019 distributions amounting to approximately $2.6 million, a portion of which was considered a return of investment, which we would ordinarily have received during the fourth quarter of 2019 but was not received until early in the first quarter of 2020; and

•	the higher capital maintenance expenditures on GTN for its overhaul projects together with continued capital spending on our GTN XPress, PXP and Westbrook XPress projects.
Financing cash flows
The Partnership's net cash used for financing activities was approximately $43 million lower in the three months ended March 31, 2020 compared to the same period in 2019 primarily due to the net effect of:

•	additional borrowings on PNGTS’ revolving credit facility of $6 million in 2020 to fund its PXP and Westbrook XPress projects compared to a net debt repayment of $42 million in 2019; and

•	$5 million decrease in distributions paid to Class B units in 2020 as compared to 2019.
Overall current financial condition:
At March 31, 2020, the balance of our cash and cash equivalents of $134 million was higher than our position at December 31, 2019 by approximately $51 million and our overall long-term debt balance increased by approximately $7 million as a result of the financing required during the period on PNGTS' PXP and Westbrook XPress projects.
We continue to be financially disciplined by using our available cash to fund ongoing capital expenditures and maintaining debt at prudent levels and we believe we are well positioned to fund our obligations through a prolonged period of disruption, should it occur.
We believe our (1) cash on hand, (2) operating cash flows, (3) $500 million available borrowing capacity on our senior revolving credit facility at May 6, 2020, and (4) if needed, and subject to customary lender's approval upon request, an additional $500 million capacity that is available under our senior revolving credit facility accordion feature, are sufficient to fund our short-term liquidity requirements, including distributions to our unitholders, ongoing capital expenditures, required debt repayments and other financing needs such as capital contribution requests from our equity investments.
Non-GAAP financial measures
The following non-GAAP financial measures are presented as a supplement to our financial statements:

•	EBITDA;

•	Adjusted EBITDA;

•	Total distributable cash flow; and

•	Distributable cash flow
EBITDA is an approximate measure of our operating cash flow during the current earnings period and reconciles directly to the most comparable measure of net income, which includes net income attributable to non-controlling interests and earnings from our equity investments. It measures our earnings before deducting interest, depreciation and amortization and taxes.
Adjusted EBITDA is our EBITDA, less (1) earnings from our equity investments, plus (2) distributions from our equity investments, and plus or minus (3) certain non-recurring items (if any) that are significant but not reflective of our underlying operations. Beginning the three months ended March 31, 2020, we are providing Adjusted EBITDA as an additional performance measure of the current operating profitability of our assets.
During the three months ended March 31, 2020, the Partnership revised its calculation of Adjusted EBITDA to include distributions from our equity investments, net of equity earnings from our investments as described above, which were previously excluded from such measure. The presentation of Adjusted EBITDA for the three months ended March 31, 2019 was recast to conform with the current presentation. The Partnership believes the revised presentation more closely aligns with similar non-GAAP measures presented by our peers and with the Partnership’s definitions of such measures.
Total distributable cash flow and distributable cash flow provide measures of distributable cash generated during the current earnings period and reconcile directly to the net income amounts presented.
Total distributable cash flow includes Adjusted EBITDA less:

•	Allowance for funds used during construction (AFUDC);

•	Interest expense;

•	Current Income taxes;

•	Distributions to non-controlling interests; and

•	Maintenance capital expenditures from consolidated subsidiaries.
Distributable cash flow is computed net of distributions declared to the General Partner and any distributions allocable to Class B units. Distributions declared to the General Partner are based on its two percent interest plus, if applicable, an amount equal to incentive distributions. Distributions allocable to the Class B units equal 30 percent of GTN’s distributable cash flow for the year ending December 31, 2020 less $20 million, the residual of which is further multiplied by 43.75 percent and if required, the percentage by which distributions payable to common units were reduced (Class B Reduction). The Class B Reduction was implemented during the first quarter of 2018 following the Partnership’s common unit distribution reduction of 35 percent. The Class B Reduction will apply to any calendar year during which distributions payable in respect of common units for such calendar year are less than $3.94 per common unit. Distributions allocable to the Class B units in 2019 equaled 30 percent of GTN’s distributable cashflow less $20 million and the Class B Reduction.
The non-GAAP financial measures described above are performance measures presented to assist investors in evaluating our business performance. We believe these measures provide additional meaningful information in evaluating our financial performance and cash generating capacity.
The non-GAAP financial measures presented as part of this release are provided as a supplement to GAAP financial results and are not meant to be considered in isolation or as substitutes for financial results prepared in accordance with GAAP. Additionally, these measures as presented may not be comparable to similarly titled measures of other companies.
For a reconciliation of these non-GAAP financial measures to GAAP measures, please see the table captioned "Reconciliation of Net income to Distributable Cash Flow” included at the end of this release.
Conference call
Members of the investment community and other interested parties are invited to participate in a teleconference by calling 800.806.5484 and entering pass code 3139820# on May 6, 2020 at 10:00 a.m. CDT/11:00 a.m. EDT. Nathan Brown, President of the General Partner, along with other members of management, will discuss the Partnership’s first quarter financial results and provide an update on the Partnership’s business, followed by a question and answer session. Please dial in 10 minutes prior to the start of the call. A live webcast of the conference call will also be available through the Partnership’s website at www.tcpipelineslp.com/events or via the following URL:http://www.gowebcasting.com/10573. Slides for the presentation will be posted on the Partnership’s website under “Events and Presentations” prior to the webcast.
A replay of the teleconference will also be available two hours after the conclusion of the call and until 11 p.m. CDT /midnight EDT on May 13, 2020, by calling 800.408.3053, then entering pass code 6063505#.
About TC PipeLines, LP
TC PipeLines, LP is a Delaware master limited partnership with interests in eight federally regulated U.S. interstate natural gas pipelines which serve markets in the Western, Midwestern and Northeastern United States. The Partnership is managed by its general partner, TC PipeLines GP, Inc., a subsidiary of TC Energy Corporation (NYSE: TRP). For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.
Forward-looking statements
Certain non-historical statements in this release relating to future plans, projections, events or conditions are intended to be “forward-looking statements.” These statements are based on current expectations and, therefore, subject to a variety of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation to the ability of these assets to generate ongoing value to our unitholders, impact of potential impairment charges, decreases in demand on our pipeline systems, increases in operating and compliance costs, the outcome of rate proceedings, the impact of recently issued and future accounting updates and other changes in accounting policies, potential changes in the taxation of MLP investments by state or federal governments such as the elimination of pass-through taxation or tax deferred distributions, our ability to identify and complete expansion and growth opportunities, operating hazards beyond our control, the impact of a potential slowdown in construction activities or delay in completion of our capital projects including increase in costs and availability of labor, equipment and materials, the impact of downward changes in oil and natural gas prices, including any effects on the creditworthiness of our shippers or the availability of natural gas in a low oil price environment, uncertainty surrounding the impact of global health crises that reduce commercial and economic activity, including the recent outbreak of the COVID-19 virus, and the potential impact on our business and our ability to access debt and equity markets that negatively impacts the Partnership’s ability to finance its capital spending. These and other factors that could cause future results to differ materially from those anticipated are discussed in “Item 1A. Risk

Factors” in our Annual Report on Form 10-K for the year-ended December 31, 2019 filed with the Securities and Exchange Commission (the SEC), as updated and supplemented by subsequent filings with the SEC. All forward-looking statements are made only as of the date made and except as required by applicable law, we undertake no obligation to update any forward-looking statements to reflect new information, subsequent events or other changes.

Media Inquiries:
Hejdi Carlsen / Jaimie Harding
403.920.7859 or 800.608.7859

Unitholder and Analyst Inquiries:
Rhonda Amundson
877.290.2772
investor_relations@tcpipelineslp.com

TC PipeLines, LP
Financial Summary

Consolidated Statements of Income

	Three months ended
(unaudited)	March 31,
(millions of dollars, except per common unit amounts)	2020	2019

Transmission Revenues	101	113
Equity Earnings	55	54
Operation and maintenance expenses	(16)	(16)
Property taxes	(6)	(7)
General and administrative	(1)	(2)
Depreciation and amortization	(20)	(20)
Financial charges and other	(19)	(22)
Net income before taxes	94	100
Income taxes	-	-
Net income	94	100

Net income attributable to non-controlling interests	6	7
Net income attributable to controlling interests	88	93

Net income attributable to controlling interest allocation
Common units	86	91
General Partner	2	2
	88	93

Net income per common unit – basic and diluted (a)	$1.21	$1.28

Weighted average common units outstanding – basic and diluted (millions)	71.3	71.3

Common units outstanding, end of period (millions)	71.3	71.3

(a)
Net income per common unit is computed by dividing net income attributable to controlling interests, after deduction of amounts attributable to the General Partner and Class B units, by the weighted average number of common units outstanding. The amount allocable to the General Partner equals an amount based upon the General Partner’s two percent general partner interest. The amount allocable to the Class B units in 2020 will equal 30 percent of GTN’s distributable cash flow during the year ending December 31, 2020 less $20 million, the residual of which is further multiplied by 43.75 percent. This amount is further reduced by the estimated Class B Reduction for 2020 (December 31, 2019 - $20 million less Class B Reduction) as applicable. During the three months ended March 31, 2020 and 2019, no amounts were allocated to the Class B units as the thresholds had not been exceeded.

TC PipeLines, LP
Financial Summary

Consolidated Balance Sheets

(unaudited)
(millions of dollars)	March 31, 2020	December 31, 2019

ASSETS
Current Assets
Cash and cash equivalents	134	83
Accounts receivable and other	37	48
Distribution receivable from Iroquois	-	14
Inventories	11	10
Other	3	6
	185	156
Equity investments	1,102	1,098
Property, plant and equipment
(Net of $1,201 accumulated depreciation; 2019 - $1,187)	1,540	1,528
Goodwill	71	71
Other assets	-	-
TOTAL ASSETS	2,898	2,853

LIABILITIES AND PARTNERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	33	28
Accounts payable to affiliates	6	8
Accrued interest	20	11
Current portion of long-term debt	123	123
	182	170
Long-term debt, net	1,887	1,880
Deferred state income taxes	7	7
Other liabilities	43	36
	2,119	2,093
Partners’ Equity
Common units	584	544
Class B units	95	103
General partner	15	14
Accumulated other comprehensive income (loss) (AOCI)	(18)	(5)
Controlling interests	676	656
Non-controlling interest	103	104
	779	760
TOTAL LIABILITIES AND PARTNERS’ EQUITY	2,898	2,853

TC PipeLines, LP
Financial Summary

Consolidated Statement of Cash Flows

	Three months ended
(unaudited)	March 31,
(millions of dollars)	2020	2019

Cash Generated from Operations
Net income	94	100
Depreciation and amortization	20	20
Equity earnings from equity investments	(55)	(54)
Distributions received from operating activities of equity investments	65	56
Change in operating working capital	9	13
Other	(2)	-
	131	135
Investing Activities
Investment in Great Lakes	(5)	(5)
Distribution received from Iroquois as return of investment	5	2
Capital expenditures	(24)	(16)
Other	-	2
	(24)	(17)
Financing Activities
Distributions paid to common units, including the General Partner	(47)	(47)
Distributions paid to Class B units	(8)	(13)
Distributions paid to non-controlling interests	(7)	(7)
Long-term debt issued, net of discount	6	18
Long-term debt repaid	-	(50)
	(56)	(99)
Increase in cash and cash equivalents	51	19
Cash and cash equivalents, beginning of period	83	33
Cash and cash equivalents, end of period	134	52

TC PipeLines, LP
Supplemental Schedule

Non-GAAP Measures
Reconciliations of Net income to Distributable Cash Flow

	Three months ended
(unaudited)	March 31,
(millions of dollars)	2020	2019
Net income	94	100

Add:
Interest expense (a)	20	22
Depreciation and amortization	20	20
Income taxes	-	-

EBITDA	134	142

Less:
Equity Earnings:
Northern Border	(22)	(21)
Great Lakes	(20)	(20)
Iroquois	(13)	(13)
	(55)	(54)
Add:
Distributions from equity investments (b)
Northern Border	27	27
Great Lakes	21	23
Iroquois (c)	11	14
	59	64

ADJUSTED EBITDA	138	152
Less:
AFUDC	(1)	-
Interest expense (a)	(20)	(22)
Current Income taxes	-	-
Distributions to non-controlling interest (d)	(6)	(7)
Maintenance capital expenditures (e)	(22)	(6)
	(49)	(35)

Total Distributable Cash Flow	89	117
General Partner distributions declared (f)	(1)	(1)
Distributions allocable to Class B units (g)	-	-
Distributable Cash Flow	88	116

(a)	Interest expense as presented includes net realized loss or gain related to the interest rate swaps.

(b)
Amounts are calculated in accordance with the cash distribution policies of each of our equity investments. Distributions from our equity investments represent our respective share of these entities’ quarterly distributable cash for the current reporting period.

(c)
This amount represents our proportional 49.34 percent share of the distribution declared by our equity investee, Iroquois, for the current reporting period. For the three months ended March 31, 2019, the amount includes our 49.34 percent share of the Iroquois unrestricted cash distribution amounting to approximately $2.6 million (March 31, 2020- none).

(d)	Distributions to non-controlling interests represent the respective share of our consolidated entities’ distributable cash from earnings not owned by us for the periods presented.

(e)
The Partnership’s maintenance capital expenditures include cash expenditures made to maintain, over the long term, the operating capacity, system integrity and reliability of our pipeline assets. This amount represents the Partnership’s and its consolidated subsidiaries’ maintenance capital expenditures and does not include the Partnership’s share of maintenance capital expenditures for our equity investments. Such amounts are reflected in “Distributions from equity investments” as those amounts are withheld by those entities from their quarterly distributable cash.

(f)	No incentive distributions were declared to the General Partner for the three months ended March 31, 2020 and 2019.

(g)	For the three months ended March 31, 2020 and 2019, no distributions were allocated to the Class B units.